As filed with the Securities and Exchange Commission on January 21, 2015

Registration No. 333-187900

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	27-3306391 (I.R.S. Employer Identification Number)

405 Park Avenue New York, New York 10022 (212) 415-6500 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kristen M. Benson
Senior Vice President, Associate General Counsel
and Corporate Secretary, Ventas, Inc.

(877) 483-6827

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register addition securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, which was originally filed April 12, 2013 (file no. 333-187900) (the “Registration Statement”) to register 25,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of American Realty Capital Healthcare Trust, Inc. (the “Company”), is being filed to deregister all of the Common Stock not yet sold.

On January 16, 2015, Ventas, Inc. (“Ventas”) completed its acquisition of the Company, pursuant to that certain Agreement and Plan of Merger, dated as of June 1, 2014, as amended (the “Merger Agreement”), by and among Ventas, the Company, Stripe Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Ventas (“Merger Sub”), Stripe OP, LP, a Delaware limited partnership of which Merger Sub was the sole general partner prior to the acquisition, and American Realty Capital Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership of which the Company was the sole general partner prior to the acquisition.  Pursuant to the Merger Agreement, on January 16, 2015, the Company merged with and into Merger Sub (the “Merger”), with Merger Sub surviving as a wholly owned subsidiary of Ventas.  Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by deregistering all of the Common Stock that was registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 21st day of January, 2015. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.

STRIPE SUB, LLC (as successor by merger to American Realty Capital Healthcare Trust, Inc.)

By:	/s/ Brian K. Wood
Name: Brian K. Wood
Title: Vice President, Secretary and Treasurer

Dated January 21, 2015